Exhibit 99.1

Blue Valley Ban Corp.
11935 Riley
Overland Park, Kansas 66225-6128

Contact:
NEWS RELEASE
Mark A. Fortino
Chief Financial Officer
(913) 338-1000

For Immediate Release Wednesday, March 25, 2009
Blue Valley Ban Corp. Reports Annual and Fourth Quarter 2008 Results
Overland Park, Kansas, March 25, 2009 — Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss of $10.3 million, or fully-diluted loss per share of $4.20 for the year ended December 31, 2008, compared to net income of $4.5 million, or fully-diluted earnings per share of $1.84 for the same period in 2007. Net loss for the fourth quarter of 2008 was $4.7 million, or fully-diluted loss per share of $1.92, compared to net income of $678,000, or fully-diluted earnings per share of $.28 for the same period in 2007. The net loss in the fourth quarter was primarily a result of the goodwill impairment charge of $4.8 million. The write-off of goodwill was a result of the continued volatility throughout the financial services industry and the effect this had on the market prices of financial services stocks, weakened economic conditions, decline in the credit quality of the real estate and construction portfolio, and the operating loss recorded by the Company in 2008. Excluding the goodwill impairment charge taken during the fourth quarter of 2008, earnings per share for the fourth quarter would have been approximately $.05 per share.
“2008 has been a challenging year for the Company and the Banking Industry due to the continued decline in the interest rate environment, general economy and the nation wide decline in the real estate market. These challenges will continue in 2009. The Company begins 2009 with capital ratios in excess of the regulatory standards, with total capital to risk-weighted assets at 13.82%, and good liquidity. We expect 2009 to be a year to improve the quality of our loan portfolio, expand and deepen our deposit funding base and look for opportunities to improve our non interest income and net interest margin.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
For the twelve-month period ending December 31, 2008, net interest income decreased 12.49% to $23.3 million compared to $26.6 million for the same period in the prior year, primarily due to lower net interest margin resulting from a decrease in market rates as the Federal Reserve lowered the Federal Funds Rates 400 basis points during 2008. The decrease was also a result of a reversal of $1.2 million in interest on loans placed on non-accrual during 2008. The increase in loans placed on non-accrual was a result of a decline in the credit quality of our real estate and construction portfolios. This decrease in interest income was partially offset by an increase in our loan portfolio of $65.8 million, or 11.02%. In addition, the decrease was a result of a decrease in interest expense. As market rates have declined, so too have the rates paid on deposits.
Provision for Loan Losses increased to $17.0 million compared to $2.9 million for the same period in the prior year. The increase was a result of management’s assessment to charge down approximately $13.9 million in non performing loans primarily related to the decline in the Bank’s real estate and construction portfolios, one deteriorating commercial credit and an uncollected overdraft with one commercial customer. Management also recognized the impact of the continued decline in the real estate market and general economy.
Non-interest income increased 16.83% to $8.4 million in 2008 from $7.2 million in 2007. The increase in non-interest income was a result of gains realized from the sale of available-for-sale securities of $702,000 during 2008 to provide funding for loan growth and to restructure the investment portfolio to provide additional protection in the rate sensitive environment. In addition, the increase in non-interest income was a result of $1.0 million realized as a result of a legal judgment. The increase in non-interest income was offset by a decrease in loans held for sale fee income. The industry wide decline in the real estate market, as well as the Company operating with a smaller mortgage department as a result of restructuring, resulted in a continued decline in the volume of residential mortgage loans originated during 2008 as compared to 2007 which resulted in lower fee income.
Non-interest expense increased 18.80% to $28.8 million in 2008 from $24.2 million in 2007. The increase in non-interest expense was a result of the goodwill impairment recognized of $4.8 million during the fourth quarter of 2008. Management reviewed goodwill for impairment and based upon guidelines contained in FASB Statement No. 142, Goodwill and Other Intangible Assets, the Company recognized a goodwill impairment charge. The impairment was a result of the continued volatility through the financial services industry and the effect such volatility has had on market prices of financial services stocks, weakened economic conditions, decline in the credit quality of the real estate and construction portfolio, and the operating loss recorded by the Company in 2008. Excluding the goodwill impairment, non-interest expense decreased $269,000, or 1.11%, due to a decrease in salaries and employee benefits as a result of the restructuring and reduction in staff during 2008.
For the fourth quarter of 2008, net interest income decreased 14.78% to $5.5 million compared to $6.4 million for the same period in the prior year, primarily due to lower net interest margin resulting from a decrease in market rates by 450 basis points since the beginning of the fourth quarter of 2007 and the reversal of $281,000 in interest on loans placed on non-accrual during the fourth quarter of 2008. The lower net interest income has been partly offset by an increase in our loan portfolio of $19.6 million, or 3.04% during the fourth quarter. In addition, the decrease was result of a decrease in interest expense. As market rates have declined the rates paid on deposits have also declined. Provision for Loan Losses decreased to $1.6 million compared to $1.9 million for the same period in the prior year. The slight decrease was a result of the increased provision taken during the third quarter.
Non-interest income decreased to $1.5 million during this period from $1.6 million for the same period in the prior year, due primarily to a decrease in loans held for sale fee income resulting from lower mortgage origination volume due to an industry wide decline in the real estate market, as well as the Company operating with a smaller mortgage department as a result of restructuring. Non-interest expense increased 94.56% to $10.7 million in the fourth quarter of 2008 from $5.5 million for the same period in 2007. The increase in non-interest expense was a result of the goodwill impairment recognized of $4.8 million during the fourth quarter of 2008. Management reviewed goodwill for impairment and based upon guidelines contained in FASB Statement No. 142, Goodwill and Other Intangible Assets, the Company recognized a goodwill impairment charge. The impairment was a result of the continued volatility through the financial services industry and the effect such volatility has had on market prices of financial services stocks, weakened economic conditions, decline in the credit quality of the real estate and construction portfolio, and the operating loss recorded by the Company in 2008. Non-interest expense, excluding the goodwill impairment, increased $355,000, or 6.49%, due to an increase in expenses related to foreclosed assets held for sale. Foreclosed asset expenses include insurance, appraisals, utilities, real estate property taxes, legal, repairs and maintenance, and associated loss on sale. This increase was offset by a decrease in salaries and employee benefits as a result of the restructuring and reduction in staff during 2008 and the Company not accruing for a profit sharing contribution for 2008 as the Company did not meet the expectations for a contribution for the plan year.
On December 5, 2008, the Company issued and sold to the United States Department of the Treasury (the “Treasury”) 21,750 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, along with a ten year warrant to purchase 111,083 shares of the Company’s common stock for $29.37 per share, for a total cash price of $21.75 million (the “Transaction”). The Transaction occurred pursuant to, and is governed by, the U.S. Treasury’s Capital Purchase Program (the “CPP”), which is designed to attract broad participation by institutions, to stabilize the financial system, and to increase lending for the benefit of the U.S. economy. Our lending activity increased during the fourth quarter of 2008, with an increase of $19.6 million, or 3.04% in loans.

Total assets, loans and deposits at December 31, 2008 were $815.7 million, $662.4 million and $600.9 million, respectively, compared to $736.2 million, $596.6 million and $536.4 million one year earlier, respectively, increases of 10.80%, 11.02% and 12.02%, respectively. As of December 31, 2008, the Company’s subsidiary, Bank of Blue Valley, remained well capitalized by regulatory standards.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “believe,” “expect,” “could,” “potential,” “intend,” “plan,” “anticipate,” “estimate,” “project,” or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
BLUE VALLEY BAN CORP.
FOURTH QUARTER 2008
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(unaudited)

	2008	2007
Twelve Months Ended December 31
Net interest income	$23,307	$26,635
Provision for loan losses	17,025	2,855
Non-interest income	8,412	7,200
Non-interest expense	28,769	24,217
Net income	(10,251)	4,488
Net income per share — Basic	(4.20)	1.86
Net income per share — Diluted	(4.20)	1.84
Common stock dividend per share	0.00	0.36
Return on average assets	(1.31)%	.62%
Return on average equity	(17.53)%	7.88%

Three Months Ended December 31
Net interest income	$5,468	$6,416
Provision for loan losses	1,625	1,865
Non-interest income	1,512	1,636
Non-interest expense	10,650	5,474
Net Income	(4,695)	678
Net income per share — Basic	(1.92)	.28
Net income per share — Diluted	(1.92)	.28

	2008	2007
Return on average assets	(2.28)%	.37%
Return on average equity	(34.53)%	4.52%

At December 31
Assets	$815,700	$736,213
Loans	662,401	596,646
Deposits	600,868	536,370
Stockholders’ Equity	76,439	58,934
Total capital to risk-weighted assets ratio	13.82%	11.53%
Book value basic	19.97	24.34